Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in these Prospectuses constituting part of the Registration Statement on Form S-3 of our report dated April 7, 2022, on the consolidated financial statements of Applied UV, Inc. and Subsidiaries as of December 31, 2021 and for the year then ended, which appears in such Prospectuses. We also consent to the reference to our Firm under the caption “Experts” in such Prospectuses.

/s/ Mazars USA LLP

Fort Washington, PA

July 1, 2022